EXHIBIT 99.1

Oritani Bank Welcomes Judith Schumacher Tilton to Board of Directors

TOWNSHIP OF WASHINGTON, N.J., Aug. 28, 2018 (GLOBE NEWSWIRE) -- Oritani Bank, headquartered in the Township of Washington, announced the appointment of Judith Schumacher Tilton, President of Schumacher Chevrolet Auto Group, to the board of directors of Oritani Financial Corporation and its subsidiary, Oritani Bank, effective today.

“We are very pleased to have Judith join our board and look forward to her many contributions,” said Kevin J. Lynch, Chairman, President and CEO of Oritani Bank. “Judith is an accomplished and experienced business leader and entrepreneur who understands the importance of community banking.  She will provide us with very valuable insight as we grow our business and increase market share.”

Judith is president of Schumacher Chevrolet Auto Group, New Jersey’s largest volume Chevy dealer, with five Chevrolet dealerships and one Buick dealership, all located in northern New Jersey. Judith is a two-time recipient of GM’s Women’s Retail Performance Awards (northeast region) and a four-time recipient of the Women’s Choice Award by Women Certified for her dealerships’ outstanding female friendly customer service, an honor given to a limited number of dealerships in the nation. Judith was also honored by former Assembly Speaker Sheila Y. Oliver, (now serving as the Lieutenant Governor of NJ), with an award for Female Entrepreneurship and she was selected by New Jersey Monthly as one of the Top 25 Female Entrepreneurs in New Jersey. In 2012, Judith was the first woman ever nominated as TIME Dealer of the Year in recognition of her dealerships’ performance and her extensive community service.  She went on to win the Northeast Regional TIME Dealer of the Year and was among the four finalists for the national title which was published in TIME Magazine.

Judith and her son Stephen Tilton Jr. established Give the Kids Hope Foundation, Inc., which supports educational and recreational opportunities for underprivileged children in New Jersey. She has received numerous community service awards from; the local PBA; the Honor Legion of the Police Departments of the State of New Jersey, the Housing Partnership Home Ownership Center, Woman of the Year by the Boys Scouts of America and the Montclair Ambulance Unit for her service to the local community.

Most recently, Judith was named one of the NJBiz’s “Best 50 Women in Business” and a “New York Woman of Influence” by the NY Business Journal and BizWomen.  She was also the recipient of the Distinguished Women Award from Northwood University in Michigan and with the Mary Mochary and Michael Kasser Award for Philanthropic Leadership by Montclair State University.

With the appointment of Schumacher Tilton, Oritani Bank’s board consists of 8 members, including: Kevin J. Lynch, Chairman; Nicholas Antonaccio, Lead Director; James J. Doyle, Jr.; Robert S. Hekemian Jr.; John J. Skelly Jr.; John M. Fields Jr. and Harvey R. Hirschfeld.

About Oritani Bank:

Oritani Bank is a 107-year-old community bank with more than $4.12 billion in assets, based in the Township of Washington, New Jersey. The Bank has 26 branches throughout Bergen, Hudson, Passaic & Essex Counties. Oritani Bank is a publicly held company trading on the NASDAQ with the trading symbol “ORIT.” Oritani Bank offers a full line of deposit and loan services to both retail and commercial customers. For more information, call   888-ORITANI, or visit its website, www.oritani.com.

For further information:
Michele Calise, SVP, Retail Banking
mcalise@oritani.com
201-664-5400 ext. 108

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/0a90b138-4b34-4b4e-aa25-ebe36ef004a5